ETF Opportunities Trust 485BPOS

Exhibit 99.(j)(12)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 27, 2024, relating to the financial statements and financial highlights of IDX Dynamic Innovation ETF and IDX Dynamic Fixed Income ETF, each a series of ETF Opportunities Trust, which are included in Form N-CSR for the period ended October 31, 2024, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 27, 2025